Exhibit 99.1

November 7, 2016

Liberty Expedia Holdings, Inc. Announces Investor Meeting Webcast

ENGLEWOOD, Colo.—(BUSINESS WIRE)—  Liberty Expedia Holdings, Inc. (Nasdaq:  LEXEA, LEXEB) (“Liberty Expedia”) will webcast its annual Investor Meeting on Thursday, November 10, 2016, which will occur immediately following the annual Investor Meeting of Liberty Interactive Corporation (“Liberty Interactive”). Presentations at Liberty Interactive’s annual Investor Meeting will begin at approximately 12:15pm E.S.T and Liberty Expedia’s annual Investor Meeting is estimated to begin at approximately 1:25pm E.S.T. During its annual Investor Meeting, observations may be made regarding Liberty Expedia’s financial performance and outlook.

The annual Investor Meeting will be held in New York, NY. If you are interested in attending, please register at https://reg.libertyexperience.com/.

The annual Investor Meetings will be broadcast live via the Internet. All interested persons should visit the Liberty Expedia website at http://ir.libertyexpedia.com/events.cfm to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the afternoon at the annual Investor Meetings include:

•                  Liberty Interactive

•                  QVC

•                  zulily

•                  Liberty Expedia Holdings, Inc.

•                  Bodybuilding.com

•                  Liberty Broadband

•                  Charter Communications, Inc.

About Liberty Expedia Holdings, Inc.

Liberty Expedia Holdings’ (Nasdaq: LEXEA, LEXEB) principal assets consist of its interest in Expedia, Inc. and its subsidiary Bodybuilding.com, LLC. Expedia is an online travel company, empowering business and leisure travelers through technology with the tools and information they need to efficiently research, plan, book and experience travel. Bodybuilding.com is an internet retailer of sports and fitness products, dietary supplements and a digital media publisher featuring health-and-fitness content, workout programs, video trainers, recipes, health advice and motivational stories. More information is available at www.libertyexpedia.com.

Liberty Expedia Holdings, Inc.
Courtnee Chun, 720-875-5420

Source:  Liberty Expedia Holdings, Inc.